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                                                                   Exhibit 10.35

                       [KROLL ASSOCIATES, INC. LETTERHEAD]



                                                 February 26, 1997


Mr. Robert J. McGuire
President
Kroll Associates
900 Third Avenue
New York, New York 10022

Dear Bob:

                  This letter is to confirm our agreement with respect to your resignation from Kroll Associates, Inc. ("Kroll Associates"), the performance of certain consulting services, your compensation arrangements and the purchase by Kroll Holdings, Inc. ("Holdings") of your shares of common stock of Holdings and any securities, cash or other property into which such common stock is converted (the "Common Stock") and certain options to purchase the Common Stock (the "Options").

                  You understand that Holdings is currently in negotiations with Equifax, Inc., pursuant to which Equifax, Inc. may acquire the businesses conducted by Holdings and its affiliates (the "Transaction"). The date, if any, on which a definitive agreement is entered into with respect to the Transaction is referred to herein as the "Execution Date" and the date of the consummation of the transaction as the "Closing Date." Kroll Associates, Holdings, GTI Holding Corporation and their subsidiaries and affiliates, are herein referred to as the "Company."

                  On the date hereof, you hereby resign your position as a member of the Board of Directors of Holdings and all other offices and positions with the Company; provided, however, that you will remain with Kroll Associates as President, with only such duties as the Chairman or the Board of Directors of Kroll Associates may assign to you, until the date (the "Resignation Date") which is the earlier of the Execution Date or June 1, 1997.

                  On the Resignation Date, you will resign as President of Kroll Associates, but you shall be entitled to and Kroll Associates will pay you, as a severance payment, your current salary and continue your medical and dental coverage until December 31, 1997. After


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Mr. Robert J. McGuire
February 26, 1997
Page 2


December 31, 1997, you will be entitled, at your own cost, to continue your coverage under such medical plan pursuant to COBRA. In addition, if Holdings and its subsidiaries achieve their budgetary objectives under Holding's bonus plan for 1997, you shall be entitled to a bonus payment equal to 25% of your annual salary earned through the Resignation Date.

                  Holdings will purchase from you, and you will sell or surrender to Holdings, the 3793.5 shares of Common Stock that you own as well as your Options to purchase 350 shares of Common Stock as follows:

                  (i) if the Closing Date is before June 1, 1997, Holdings will purchase from you on the business day immediately before the Closing Date (A) your Common Stock for the greater of $650 per share or the per share consideration amount paid by the purchaser in the Transaction without regard to any contingent payment rights (the "Per Share Consideration Amount") and (B) your Options for the excess of (1) the greater of $650 per share or the Per Share Consideration Amount over
         (2) $400 per share exercise price. Holdings shall pay to you the amounts described above on the date immediately following the Closing Date;

                  (ii) if the Closing Date does not occur on or before June 1, 1997, or if it does not occur at all, Holdings will purchase your Common Stock for $650 per share and your Options for $250 per share payable as follows: (1) 50% payable on June 1, 1997, and (B) 50% payable on January 1, 1998;

                  You shall deliver to Holdings all shares of Common Stock, endorsed in blank, and an acknowledgement of surrender of your Options one business day prior to the Closing Date in the case of (i) above; and on June 1, 1997 in the case of (ii) above;

                  In consideration of the above-described payments, you agree:

                  (i) to perform consulting services for the Company as may be requested from time to time during the period beginning on the Resignation Date through December 31, 1997 (the "Consulting Period");

                  (ii) not to participate directly or indirectly, with or without compensation, participate in the ownership, management, operation or control of any Competitor (as hereinafter defined) or be employed by or perform consulting services for any Competitor prior to March 1, 1998; provided, however, that if such Competitor renders substantial services other than
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Mr. Robert J. McGuire
February 26, 1997
Page 3


         Company Business, you shall not be prohibited from engaging in any such activities solely in connection with such other services;

                  (iii) not to directly or indirectly solicit any customer of the Company or any prospective customer of the Company, with a view to inducing such customer or prospective customer to enter into an agreement or otherwise do business with any Competitor with respect to Company Business, or attempt to induce any such customer or prospective customer to terminate its relationship with the Company or to not enter into a relationship with the Company, as the case may be, prior to March 1, 1998;

                  (iv) not to offer employment to any employee of the Company or attempt to induce any such employee to leave the employ of the Company prior to March 1, 1998; and

                  (v) not to release any trade secrets or customer or prospect lists of the Company, or any other documents or other information (whether or not such information is in writing) proprietary to the Company or any customer of the Company this confidential or non-public, to any person, except with the Company's consent or as may be required pursuant to the order of a court of competent jurisdiction.

                  For purposes of this Agreement, "Company Business" is the provision of international and domestic investigative and risk management services or related fields and each other business in which the Company is engaged during the Consulting Period, and a "Competitor" is any corporation, firm, partnership, proprietorship, or other entity which engages in any Company Business.

                  You agree that each of the covenants described above shall be construed as a separate covenant, and that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants described herein, then such unenforceable covenant shall be deemed eliminated from this Agreement for the purpose of such proceeding or any other judicial proceeding to the extent necessary to permit the remaining separate covenants described herein to be enforced.

                  You agree to deliver promptly to Kroll Associates upon your resignation as described above, or at any other time that Kroll Associates may so request, all documents (and all copies thereof) relating to the business of the Company, and all property associated therewith, which you may then possess or have under your control.

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Mr. Robert J. McGuire
February 26, 1997
Page 4

                  My personal guarantee of February 25, 1995 remains effective until you receive all the payments to which you are entitled pursuant to this letter. This letter supersedes any and all other agreements between you and me, and you and the Company respecting the subject matter hereof.

                  In the event any party to this agreement claims that any other party has breached any of its provisions or the provisions of the General Release and Waiver Agreement attached hereto, it may submit the matter for adjudication pursuant to the rules for the resolution of employment disputes of the American Arbitration Association. The party stated by the arbitrator to be the prevailing party in any matter so brought shall bear the costs of the arbitration and shall reimburse his or its adversary for all reasonable legal fees.

                  Finally, in consideration of the payments you will receive pursuant to the foregoing provisions, and in consideration of the promises you have made for the benefit of the Company and me personally, you agree and I agree on behalf of the Company and myself to execute the General Release and Waiver Agreement attached hereto within two business days after you sign this Agreement.

                                               Very truly yours,

                                               /s/ Jules B. Kroll

                                               Jules B. Kroll

                                               for Kroll Holdings, Inc.;
                                               Kroll Associates, Inc.;
                                               and for himself

Agreed to and accepted on this
26th day of February, 1997



/s/ Robert J. McGuire
    -----------------------
    Robert J. McGuire

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                                                                   Exhibit 10.35


                        [KROLL HOLDINGS, INC. LETTERHEAD]



                                               June 2, 1997


Mr. Robert J. McGuire
1085 Park Avenue
New York, New York  10128

Dear Bob:

         This letter is to confirm our agreement to modify, in certain respects, the letter agreement dated February 26, 1997 by and among Robert J. McGuire, Kroll Holdings, Inc, Kroll Associates, Inc. and Jules B. Kroll (the "Agreement"). All of the defined terms used in this letter are as defined in the Agreement. Among other things, the Agreement provided that, if the Closing Date did not occur on or before June 1, 1997 (and it has not) or if it did not occur at all, Holdings was to purchase your Common Stock for $650 per share and your Options for $250 per share payable as follows: (i) 50% payable on June 1, 1997 (the "First Installment") and (ii) 50% payable on January 1, 1998.

         In consideration of your agreement to forbear receipt of the First Installment on June 1, 1997, we have agreed to modify the Agreement as follows:

         (i)          Holdings will pay you $25,000 on June 2, 1997.

         (ii) If the Closing Date is before July 15, 1997, Holdings will purchase from you on the business day immediately before the Closing Date (A) your Common Stock for the greater of $650 per share or the per share consideration amount paid by the purchaser in the Transaction without regard to any contingent payment rights (the "Per Share Consideration Amount") and (B) your Options for the excess of (1) the greater of $650 per share or the Per Share Consideration Amount over (2) $400 per share exercise price Holdings shall pay to you the amounts described above on the date immediately following the Closing Date.



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         (iii)        If the Closing Date does not occur on or before July
                      15, 1997, or if it does not occur at all, Holdings will purchase your Common Stock for $650 per share and your Options for $250 per share payable as follows: (1) 50% payable on July 15, 1997, together with interest on such amount from June 1, 1997 to July 15, 1997 at a rate of 7 percent per annum, and
                      (B) 50% payable on January 1, 1998.

         (iv) You shall deliver to Holdings all shares of Common Stock, endorsed in blank, and an acknowledgment of surrender of your Options one business day prior to the Closing Date in the case of (ii) above, and on July 15, 1997 in the case of (iii) above

         (v) The personal guarantee of Jules B. Kroll dated February 25, 1995 remains effective until you receive all the payments to which you are entitled pursuant to this letter and the Agreement.

All other terms of the Agreement remain in effect and unchanged.

         Thank you for your cooperation in this matter, and we apologize for any inconvenience this may cause you. If this letter reflects your understanding of our agreement, please so indicate below.

                                      Very truly yours,


                                      /s/ Jules B. Kroll
                                      Jules B.  Kroll

                                      for Kroll Holdings, Inc;
                                      Kroll Associates, Inc.,
                                      and for himself

Agreed to and accepted
on this 2nd day of June, 1997:




/s/ Robert J. McGuire
    --------------------------------
    Robert J. McGuire